Exhibit 99.1

Manitex International, Inc. Reports Fourth Quarter and Full Year 2014 Results

Reports Record Annual Net Revenues of $264.1 Million

New Acquisitions of PM Group and ASV Advance Manitex into 2015

Bridgeview, IL, March 5, 2015 — Manitex International, Inc. (Nasdaq: MNTX), a leading international provider of cranes and specialized material and container handling equipment, today announced fourth quarter and full year 2014 results.

Full Year 2014 Financial Highlights:

•	Net revenues for 2014 rose 7.8% to a record $264.1 million, compared to the prior year’s revenue of $245.1 million.

•	Adjusted EBITDA (1)(2) (i.e. excluding $2.4 million of transaction related expenses) for the full year 2014 was $20.9 million, or 7.9% of sales, compared to $21.5 million and 8.8% of sales for 2013.

•	Net income was $7.1 million or $0.51 per share, compared to net income of $10.2 million or $0.80 per share for the full year of 2013.

•	Adjusted net income (1)(2) (i.e. excluding $2.5 million of transaction related expenses) of $8.8 million or $0.63 per share, compared to net income of $10.2 million for 2013 or $0.80 per share

•	Consolidated backlog at December 31, 2014 was $107.3 million, compared to $77.3 million at December 31, 2013.

Fourth Quarter 2014 Financial Highlights:

•	Net revenues of $66.9 million, represented a 2.3% year-over-year increase from $65.4 million.

•

Adjusted EBITDA (1)(2) was $5.3 million or 8.0% of sales, compared to the fourth quarter 2013 of $6.2 million and 9.5% of sales. Adjusted net income(1)(2) was $2.2 million or $0.16 per share, compared to the fourth quarter 2013 net income and earnings per share of $3.0 million and $0.22 respectively.

Transactions:

•	On December 19th 2014 completed the acquisition of 51% of ASV Inc., a joint venture with Terex Corp.

•	Subsequent to the end of the year, on January 15th 2015, completed the acquisition of PM Group.

(1)

Adjusted EBITDA and adjusted net income are non-GAAP (generally accepted accounting principles in the United States of America) financial measures. These measures may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

(2)	Adjustments include approximately $2.4 million in transaction costs associated with ASV Joint Venture and PM- Group Acquisition and other expense, reconciled in tables below

Chairman and Chief Executive Officer, David Langevin, commented, “While we achieved record net sales and maintained our track record of profitability and ebitda generation even in a difficult equipment operating environment, our Company’s biggest achievements in the year were the transactions we consummated, which have positioned us for continued long term shareholder growth. ASV has an excellent track record in serving the housing industry and we believe that there is substantial value that our shareholders will recognize from ASV’s contribution, with margins that are higher than ours and exposure to the growing construction market. Further, the PM Group brings to Manitex shareholders a similar opportunity with its product extension in our most profitable crane category and a restructured balance sheet. We welcome the excellent and devoted PM and ASV employees to the Manitex family. The addition of PM and ASV, along with the many other Manitex product brands further establishes Manitex as a premier specialized niche equipment provider serving a broad range of end markets.”

— more —

2014 revenues increased $19.0 million or 7.8% from 2013 to $264.1 million, including $2.3 million from the ASV JV that commenced operations in mid-December of 2014. Excluding ASV, 2014 revenues increased 6.8%, driven substantially by growth in container handling equipment, material handling equipment and equipment distribution revenues that grew year over year by 20%, 14% and 24% respectively. Crane revenues decreased in line with the reduction in our largest market, the boom and truck crane market that was down almost 8% year over year and shipments of larger tonnage cranes being down almost 19% reflecting a softer oil and gas market. Our CVS container handling products benefited from a modest strengthening in Europe as well as expansion and improved distribution into overseas markets.

In the fourth quarter of 2014, revenues were $66.9 million, including $2.3 million of revenues from the previously referenced ASV JV, and were an increase year over year of $1.5 million or 2.3%. Container handling increased approximately 2% year over year but both cranes and material handling equipment showed year over year reductions of three to four percent. Partially offsetting the reduction in the material handling equipment was an increase in shipments of military material handling equipment. Equipment distribution sales were up almost 70% from a relatively low level in the fourth quarter of 2013.

Adjusted net income for 2014 of $8.8 million or $0.63 per share was a decrease of $1.4 million, or $0.17 per share, over 2013. A $19.0 million year over year improvement in revenues resulted in a gross profit increase of $1.8 million which partially offset additional operating expenses of $0.1 million, operating expenses from acquired businesses of $2.9 million, and increased tax expense of $0.2 million. Adjusted net income excludes $2.5 million pre-tax of acquisition related and other costs. Included in these costs is approximately $0.5 million of costs related to the PM Group acquisition that was completed in January of 2015. Gross profit of $48.3 million was equal to 18.3% of sales, a slight reduction from the 19.0% gross profit percent for 2013, principally a result of changes in product mix in sales, particularly from the reduction in higher tonnage crane sales. The increase in operating expense was principally increased sales expense from expanding and reorganizing the sales organization offsetting reduced performance compensation and reduced R&D expenses as a number of new products were now launched into production. In total, after adjustments for deal and other related costs SG&A as a percent of revenue was 11.1% compared to 10.6% in 2013.

Excluding $2.5 million pretax of acquisition related and other costs, adjusted net income for the fourth quarter of 2014 was $2.2 million or $0.16 per share compared to net income of $3.0 million and $0.22 per share for the fourth quarter of 2013. A sales improvement of $1.5 million resulted in a gross profit decrease of $0.1 million from the impact of a change in the sales mix between the two periods. Additional operating expenses of $0.2 million, operating expenses from acquired businesses of $0.6 million, and reduced tax expense of $0.1 million resulted in adjusted net income for the period of $2.2 million. Gross profit was equal to 18.9% of sales, an increase from 2014 quarter three of 240 basis points and a decrease from 2013 quarter four of 60 basis points, resulting from mix in sales. Operating expenses excluding the impact of newly acquired businesses increased $0.2 million compared to the fourth quarter of 2013 largely from increased selling expenses. In total, adjusted SG&A in quarter four of 2014 was 11.8% of sales compared to 10.6% in the same period of 2013.

Andrew Rooke, Manitex International President and Chief Operating Officer, commented, “2014 was another year of significant progress for the Company, in an environment that continued to be challenging, particularly in the second half of the year, and where our principal market, boom and truck cranes, was adversely impacted by a slower oil and gas sector and was down approximately 8% year over year. It would not be an overstatement to say that the acquisition of the PM Group and the ASV joint venture with Terex made 2014 a transformational year for Manitex. Consistent with our legacy, we found opportunities to significantly diversify our market and geographic exposures. Operationally, the fourth quarter was an improvement from the third, as our mix of sales improved benefiting gross profit percent which came in at 18.9%, and we started with ASV operations in the last two weeks of the year.

Mr. Rooke continued, “The year was behind the levels of 2013 in terms of our profitability, but we are pleased with our long-term business position and we believe that the underlying fundamentals of our strategy are sound. In closing the two large transactions, PM and ASV, we incurred some additional debt and issued some shares. On the debt side, our projected average debt servicing cost is approximately 6%, which is very favorable for a company our size. That said, we’re conscious of this debt and our plan is to pay much of this down with cash flow we generate this year and beyond. Additional acquisition related costs are expected to be charged in the first quarter of 2015, approximating $1.3 million, and beyond that we would expect cleaner quarterly comparisons going forward.”

Mr. Langevin concluded, “We believe that 2015 will be another challenging year for the equipment sector in general although we will continue to work hard to achieve our long term growth targets. We are implementing cost saving actions that could save us approximately $4 million this year and approximately $15 million over the next three years. These benefits will assist us in margin protection and we believe we will realize further benefits from production and integration efficiencies as well as new sales opportunities resulting from the PM and ASV additions. We’re optimistic that the line of knuckle boom cranes we added form the PM Group could be a very meaningful contributor to orders and to our financial performance in 2015 and beyond, and we believe that ASV will be a significant contributor to long term value enhancement for our shareholders.”

Conference Call:

Management will host a conference call at 4:30 PM Eastern Time today to discuss the results with the investment community. Anyone interested in participating in the call should dial 1-888-430-8690 if calling within the United States or 719-325-2186 if calling internationally. A replay will be available until March 12, 2015 which can be accessed by dialing 877-870-5176 if calling within the United States or 858-384-5517 if calling internationally. Please use passcode 2115556 to access the replay. The call will also be accompanied by a webcast over the Internet with slides, which are also accessible at the Investor Relations section of the Company’s corporate website at www.manitexinternational.com.

About Manitex International, Inc.

Manitex International, Inc. is a leading worldwide provider of highly engineered specialized equipment including boom trucks, cranes, container handling equipment and reach stackers, rough terrain forklifts, and other related equipment. Our products, which are manufactured in facilities located in the USA, Canada, and Italy, are targeted to selected niche markets where their unique designs and engineering excellence fill the needs of our customers and provide a competitive advantage. We have consistently added to our portfolio of branded products and equipment both through internal development and focused acquisitions to diversify and expand our sales and profit base while remaining committed to our niche market strategy. Our brands include Manitex, CVS Ferrari, PM, Badger, Liftking, Load King, Sabre, and Valla. ASV, our Joint Venture with Terex Corporation, manufactures and sells a line of high quality compact track and skid steer loaders.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact
Manitex International, Inc. David Langevin Chairman and Chief Executive Officer (708) 237-2060 djlangevin@manitexinternational.com	Darrow Associates Inc. Peter Seltzberg, Managing Director Investor Relations (516) 510-8768 pseltzberg@darrowir.com

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	Unaudited	Unaudited	Unaudited	Unaudited
Net revenues	$66,909	$65,431	$264,081	$245,072
Cost of sales	54,308	52,652	215,817	198,596

Gross profit	12,601	12,779	48,264	46,476
Operating expenses
Research and development costs	643	828	2,552	2,912
Selling, general and administrative expenses	10,222	6,931	31,776	26,026

Total operating expenses	10,865	7,759	34,328	28,938

Operating income	1,736	5,020	13,936	17,538
Other income (expense)
Interest expense	(958)	(765)	(3,150)	(2,946)
Foreign currency transaction (loss) gain	(80)	(23)	(107)	(95)
Other income	31	(59)	(36)	(50)

Total other expense	(1,007)	(847)	(3,293)	(3,091)

Income before income taxes	729	4,173	10,643	14,447
Income tax	393	1,182	3,676	4,269

Net income	336	2,991	6,967	10,178
Add: Net loss attributable to noncontrolling interest	136	—	136	—

	$472	$2,991	$7,103	$10,178

Earnings Per Share
Basic	$0.03	$0.22	$0.51	$0.80
Diluted	$0.03	$0.22	$0.51	$0.80
Weighted average common share outstanding
Basic	13,980,142	13,760,918	13,858,189	12,671,205
Diluted	14,029,205	13,821,352	13,904,289	12,717,575

MANITEX INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	As of December 31,
	2014	2013
	Unaudited	Unaudited
ASSETS
Current assets
Cash	$4,370	$6,091
Trade receivables (net)	68,439	38,165
Accounts receivable finance	—	326
Accounts receivable from related party	1,025	—
Other receivables	243	1,541
Inventory (net)	96,367	72,734
Deferred tax asset	1,325	1,272
Prepaid expense and other	1,733	1,669

Total current assets	173,502	121,798

Total fixed assets (net)	28,846	11,143
Intangible assets (net)	51,922	24,036
Deferred tax asset	2,081	2,117
Goodwill	50,830	22,489
Other long-term assets	4,176	1,031
Investments in equity interest	5,951	—

Total assets	$317,308	$182,614

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable—short term	$11,999	$6,910
Revolving credit facilities	2,798	2,707
Current portion of capital lease obligations	1,631	1,812
Accounts payable	35,191	24,974
Accounts payable related parties	503	789
Tax payable on conversion of ASV	16,500	—
Accrued expenses	13,003	8,808
Other current liabilities	2,407	1,930

Total current liabilities	84,032	47,930

Long-term liabilities
Revolving term credit facilities	46,457	37,306
Notes payable	40,088	2,482
Capital lease obligations	2,710	2,984
Convertible notes	6,611	—
Deferred gain on sale of building	1,268	1,648
Deferred tax liability	4,163	4,074
Other long-term liabilities	1,973	1,199

Total long-term liabilities	103,270	49,693

Total liabilities	187,302	97,623

Commitments and contingencies
Shareholders’ equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at December 31, 2014 and December 31, 2013	—	—
Common Stock—no par value, authorized, 20,000,000 shares issued and outstanding, 14,989,694 and 13,801,277 shares at December 31, 2014 and December 31, 2013, respectively	82,040	68,554
Paid in capital	1,789	1,191
Retained earnings	21,960	14,857
Accumulated other comprehensive (loss) income	(1,023)	389

Equity attributable to shareholders of Manitex International, Inc.	104,766	84,991
Equity attributable to noncontrolling interest	25,240	—

Total Equity
	130,006	84,991

Total liabilities and shareholders’ equity	$317,308	$182,614

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Thousands of Dollars)

	For the years ended December 31,
	2014	2013	2012
	Unaudited	Unaudited	Unaudited
Cash flows from operating activities:
Net income	$6,967	$10,178	$8,077
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	4,572	3,945	3,498
Provisions for allowance for doubtful accounts	165	172	17
Acquisition expenses financed by the seller	183	—	—
(Gain) loss on disposal of assets	3	(100)	(119)
Deferred income taxes	(254)	(168)	181
Inventory reserves	(39)	47	1
Reserves for uncertain tax positions	(35)	(83)	183
Stock based deferred compensation	1,104	664	226
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(13,172)	1,653	(12,494)
(Increase) decrease in accounts receivable finance	315	271	378
(Increase) decrease in inventory	(5,849)	(8,852)	(17,187)
(Increase) decrease in prepaid expenses	(58)	(424)	117
(Increase) decrease in other assets	141	(892)	11
Increase (decrease) in accounts payable	3,125	(4,079)	6,702
Increase (decrease) in accrued expense	711	(89)	2,765
Increase (decrease) in other current liabilities	650	(131)	1,168
Increase (decrease) in other long-term liabilities	(30)	(36)	(8)

Net cash (used) provided by for operating activities	(1,501)	2,076	(6,484)

Cash flows from investing activities:
Proceeds from sale of fixed assets	—	139	212
Purchase of property and equipment	(924)	(1,215)	(1,125)
Acquisition of business assets, net of cash acquired	(24,998)	(13,000)	(345)

Net cash used for investing activities	(25,922)	(14,076)	(1,258)

Cash flows from financing activities:
New borrowings term loan	—	15,000	—
Repayment of term loan	—	(15,000)	—
Net proceeds of stock offering	12,500	13,927	3,781
Proceeds from issuance of convertible note payable	7,500
Borrowing on revolving credit facilities	5,563	5,409	9,221
Net borrowings (repayments) on working capital facilities	2,532	(1,960)	4,181
Payment of fees related to new financing	(519)	—	—
New borrowings—notes payable	677	809	764
Note payments	(1,060)	(916)	(7,884)
Proceeds from capital leases	942	—	—
Repayment on capital lease obligations	(1,397)	(1,185)	(795)
Excess tax benefits related to vesting of restricted stock	22	86
Shares repurchased for income tax withholding on share-based compensation	(114)	(70)	—

Net cash provided by financing activities	26,646	16,100	9,268

Effect of exchange rate change on cash	(944)	102	292
Net (decrease) increase in cash and cash equivalents	(777)	4,100	1,526
Cash and cash equivalents at the beginning of the year	6,091	1,889	71

Cash and cash equivalents at end of year	$4,370	$6,091	$1,889

Supplemental Information

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses both GAAP and non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of, or for the three and twelve month periods ended December 31, 2014, unless otherwise indicated.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures: “Adjusted EBITDA” (earnings before interest, tax, foreign exchange transaction gain / losses, other income / expense acquisition related expense and other exceptional costs and depreciation and amortization) and Adjusted Net Income. These non-GAAP terms, as defined by the Company, may not be comparable to similarly titled measures used by other companies. Neither Adjusted Net Income nor Adjusted EBITDA are a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA and Adjusted Net Income are significant components in understanding and assessing financial performance. Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to Adjusted EBITDA and Adjusted Net Income is provided below.

The Company’s management believes that Adjusted EBITDA and Adjusted EBITDA as a percentage of sales and Adjusted Net Income represent key operating metrics for its business. Adjusted Earnings Before Interest, Taxes, foreign exchange transaction gain / losses, other income / expense, acquisition related expense and other exceptional costs and Depreciation and Amortization (Adjusted EBITDA) and Adjusted Net Income, GAAP net income adjusted for acquisition and certain other one off items are a key indicator used by management to evaluate operating performance. While Adjusted EBITDA and Adjusted Net Income are not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe these measures are useful to investors in assessing our operating results, capital expenditure and working capital requirements and the ongoing performance of its underlying businesses. These calculations may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of Adjusted EBITDA and Adjusted Net Income to GAAP financial measures for the three and twelve month periods ended December 31, 2014 and 2013 is included with this press release below and with the Company’s related Form 8-K.

Acquisition of 51% of ASV Inc.

On December 19, 2014, the Company acquired 51% of A.S.V., Inc. from Terex Corporation (“Terex”). Subsequent to the acquisition date ASV was converted to an LLC and its name was changed to A.S.V., LLC (ASV). ASV located in Grand Rapids, Minnesota manufactures a line of high quality compact rubber tracked and skid steer loaders. The ASV products will be distributed through the Terex distribution channels as well as through Manitex and other independent dealers. The products are used in the site clearing, general construction, forestry, golf course maintenance and landscaping industries, with general construction being the largest market.

ASV’s financial results are included in the Company’s consolidated results beginning on December 20, 2014.

Reconciliation of GAAP Net Income to Adjusted EBITDA (in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net income	472	2,991	7,103	10,178
Net loss attributable to noncontrolling interest	(136)	—	(136)	—
Income tax	393	1,182	3,676	4,269
Interest expense	958	765	3,150	2,946
Foreign currency transaction losses (gain)	80	23	107	95
Other (income) expense	(31)	59	36	50
Acquisition and other expense	2,356	—	2,356	—
Depreciation & Amortization	1,238	1,205	4,572	3,945
Adjusted Earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$5,330	$6,225	$20,864	$21,483
Adjusted EBITDA % to sales	8.0%	9.5%	7.9%	8.8%

Reconciliation of GAAP Net Income to Adjusted Net Income (in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net income as reported	472	2,991	7,103	10,178
Pre – tax acquisition and other expenses	2,517	—	2,517	—
Tax effect based on jurisdictional blend	(804)	—	(804)	—
Adjusted Net Income	$2,185	$2,991	$8,816	$10,178
Weighted average diluted shares outstanding	14,029,205	13,821,352	13,904,289	12,717,575
Diluted earnings per share as reported	$0.03	$0.22	$0.51	$0.80
Total EPS Effect	$0.13	—	$0.12	—
Adjusted Diluted earnings per share	$0.16	$0.22	$0.63	$0.80

Acquisition and other expense

After tax expense and per share amounts (Adjusted Net Income) are calculated using pre-tax amounts, applying a tax rate based on jurisdictional rates to arrive at an after-tax amount. This number is divided by the weighted average diluted shares to provide the impact on earnings per share. The company assesses the impact of these items because when discussing earnings per share, the Company adjusts for items it believes are not reflective of operating activities in the periods.

Fourth Quarter 2014	Pre-tax	After-tax	EPS
Deal transaction related	$2,176	$1,481	$0.11
Exceptional operating cost	341	232	0.02

Total	$2,517	$1,713	$0.12

There were no items adjusting Fourth Quarter 2013 or Full Year 2013

Backlog

Backlog is defined as purchase orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

	December 31, 2014	September 30, 2014	December 31, 2013	September 30, 2013
Backlog	$107,327	$102,056	$77,281	$96,684
12/31/2014 increase v prior period		5.2%	38.9%	11.0%

Current Ratio is calculated by dividing current assets by current liabilities.

	December 31, 2014	December 31, 2013
Current Assets	$173,502	$121,798
Current Liabilities	$84,032	$47,930
Current Ratio	2.1	2.5

Days Sales Outstanding, (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding, (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable and lines of credit. Debt to Adjusted EBITDA ratio is calculated by dividing total debt at the balance sheet date by trailing twelve month Adjusted EBITDA.

	December 31, 2014		December 31, 2013
Current portion of long term debt	11,999		$6,910
Current portion of capital lease obligations	1,631		1,812
Revolving credit facilities	2,798		2,707
Revolving term credit facilities	46,457		37,306
Notes payable – long term	40,088		2,482
Capital lease obligations	2,710		2,984
Convertible Notes	6,611		—
Debt	$112,294		$54,201

Trailing 12 month Adjusted EBITDA	$20,864		$21,483
Debt to Adjusted EBITDA Ratio	5.4	*	2.5

*

The ASV acquisition has been included in the consolidated results for the period from December 20, 2014, the date of the transaction. Consequently, included in trailing twelve month adjusted EBITDA are only 12 days from December 20 to December 31 2014 therefore excluding $14.3 million in EBITDA from ASV for 2014. Full year of ASV contribution would have resulted in a Debt/Adjusted EBITDA ratio of approximately 3.2x for the year.

Interest Cover is calculated by dividing Adjusted EBITDA (Earnings before interest, tax, foreign exchange transaction gain / losses, other income / expense and depreciation and amortization) for the trailing twelve month period (January 1 to December 31) by interest expense as reported in the Consolidated Statement of Income for the same period.

	12 Month Period January 1, 2014 to December 31, 2014	12 Month Period January 1, 2013 to December 31, 2013
Adjusted EBITDA	$20,864	$21,483
Interest Expense	3,150	2,946
Interest Cover Ratio	6.6	7.3

Inventory turns are calculated by multiplying cost of goods sold for the referenced three month period by 4 and dividing that figure by inventory as at the referenced period.

Manufacturing Expenses include manufacturing wages, salaries, fixed and variable overhead costs.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

	December 31, 2014	December 31, 2013
Trade receivables (net)	$68,439	$38,165
Inventory (net)	96,367	72,734
Less: Accounts payable	35,694	25,763
Total Operating Working Capital	$129,112	$85,136
% of Trailing Three Month Annualized Net Sales	48.2%	32.5%

Trailing Twelve Months Adjusted EBITDA is calculated by adding the reported Adjusted EBITDA for the past 4 quarters.

Three Months Ended:	Adjusted EBITDA
March 31, 2014	$4,722
June 30, 2014	6,293
September 30, 2014	4,519
December 31, 2014	5,330
Trailing Twelve Months Adjusted EBITDA	$20,864

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

	Three Months Ended
	December 31, 2014	December 31, 2013
Net sales	66,909	$65,431
Multiplied by 4	4	4
Trailing Three Month Annualized Net Sales	$267,636	$261,724

Working capital is calculated as total current assets less total current liabilities

	December 31, 2014	December 31, 2013
Total Current Assets	$173,502	$121,798
Less: Total Current Liabilities	84,032	47,930
Working Capital	$89,470	$73,868